Ex-10.57.11

SECOND AMENDMENT TO LOAN AGREEMENT
(Amended and Restated)

THIS SECOND AMENDMENT TO LOAN AGREEMENT (Amended and Restated) (this “Amendment”) is made as of December 31, 2008 (the “Effective Date”), by and between FRETUS INVESTORS EL PASO LP, a Delaware limited partnership (together with its successors and assigns, the “Borrower”), and CAPMARK BANK, a Utah industrial bank (together with its successors and assigns, “Lender”).

RECITALS

A.           Borrower and other borrower parties obtained forty-eight (48) loans from Lender in the aggregate principal sum of $90,000,000.00, as evidenced and governed by that certain Loan Agreement dated August 31, 2005 (the “Original Loan Agreement”).

B.           Borrower and the other borrower parties subsequently requested that the loans evidenced and governed by the Original Loan Agreement be consolidated into two (2) loans and increased to an aggregate of $140,000,000.00, with one note for $132,000,000.00 and the second for $8,000,000.00, and Lender agreed to such consolidation and increase upon certain conditions which were set forth in that certain Amended and Restated Loan Agreement dated February 28, 2007, which was subsequently amended by that certain First Amendment to Amended and Restated Loan Agreement dated as of April 25, 2008, which, among other things, served to reduce the outstanding principal balance under the $132,000,000 loan to $16,800,000 (as amended, the “Loan Agreement”).

C.           Concurrently herewith the outstanding principal balance due under the Loan Agreement is being further reduced and all of the borrower parties, other than Borrower, have been requested to be released from further liability under the Loan Agreement.

D.           Borrower, as the sole remaining Borrower under the Loan Agreement, has requested, and Lender has agreed, to revise such Loan Agreement from and after the Effective Date on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1.           Release of Certain Borrowers and Facilities from Agreement.  Upon receipt of a principal reduction in connection with this Amendment in the amount of $12,511,104.60, resulting in an outstanding balance of $4,350,000, Lender shall release the specific Borrowers listed on Schedule A (the “Released Borrowers”), attached hereto and incorporated herein by reference, from the Loan Agreement and other documents relating to the Loan Agreement.  Upon such release, the Loan Agreement shall be automatically amended so that the term “Borrowers” or “Borrower” shall refer only to Fretus Investors El Paso LLC (Cielo Vista Facility).

All Mortgages or Deeds of Trust and Security Agreements made by the Released Borrowers shall be referred to as the “Released Mortgages”.   Upon such release, all obligations under this Loan Agreement and the Loan Documents related to the Released Borrowers and the Released Mortgages shall be deemed fully satisfied and the properties encumbered shall be fully released from the liens created by the Released Mortgages and Loan Documents.  Lender agrees upon request to execute and/or to authorize the Released Borrowers to record and/or file such documents as may be necessary to evidence the release provided for herein.

2.           Certain Defined Terms.  Section 1.1 of the Loan Agreement is hereby amended by adding the following definitions and defined terms:

“Actual Management Fees” means actual management fees paid or incurred in connection with operation of the Facility.

“Assumed Management Fees” means assumed management fees of five percent (5%) of net patient revenues of the Facility (after Medicaid and Medicare contractual adjustments, if any).

“Debt Service Coverage Ratio” means a ratio in which the first number is the “net pre-tax income” of Borrower from usual operations of the Facility as set forth in the financial statements provided to Lender (without deduction for Actual Management Fees, if any, or management expenses, if any, paid or incurred in connection with the operation of the Facility), calculated based upon the preceding three (3) months, plus Loan interest expense or Facility lease expense to the extent deducted in determining net income and non-cash expenses or allowances for depreciation and amortization of the Facility for such period, less Assumed Management Fees for such period and the second number is the sum of principal and interest on the Loans, assuming a twenty-five (25) year amortization schedule at the Note Rate (as defined in the Note), for said three (3) month period.  In calculating “net pre-tax income,” extraordinary income and extraordinary expenses shall be excluded.

3.           Debt Service Coverage Ratio.  Article IV of the Agreement is hereby amended by adding the following new Section 4.24:

4.24 Debt Service Coverage Ratio.  Borrower shall achieve, by the quarters ending on the schedule below, and maintain thereafter throughout the term, and within forty-five (45) days after the end of each fiscal quarter of Borrower, provide evidence to Lender of the achievement of, the following Debt Service Coverage Ratios until the Loan is paid in full:

Period Ending	DSCR Minimum	Period Calculated
3/31/10 and 6/30/10	1.0 to 1.0	three (3) months

9/30/10 and 12/31/10	1.10 to 1.0	three (3) months
3/31/11 and thereafter	1.25 to 1.0	three (3) months
If Borrower fails to achieve or provide evidence of achievement of the Debt Service Coverage Ratio, Borrower may deposit with Lender, at Borrower’s option within fifteen (15) days of such failure, additional cash or other liquid collateral in an amount which, when added to the first number of the Debt Service Coverage Ratio, would have resulted in the noncomplying Debt Service Coverage Ratio having been satisfied.  If after Borrower has deposited such additional cash or liquid collateral, Borrower again fails to achieve or provide evidence of the achievement of the Debt Service Coverage Ratio requirement set forth above and such failure continues for two (2) consecutive quarters, Borrower may deposit with Lender, at Borrower’s option within fifteen (15) days of such failure, additional cash or other liquid collateral (with credit for amounts currently being held by Lender pursuant to the foregoing sentence), in an amount which, if the same had been applied on the first (1st) day of the first quarter for which such noncompliance of the Debt Service Coverage Ratio occurred to reduce the outstanding principal indebtedness of the Loan, would have resulted in the noncomplying Debt Service Coverage Ratio having been satisfied.  Any additional cash or liquid collateral deposited by a Borrower hereunder in order to achieve the required Debt Service Coverage Ratio and cure any existing default with respect thereto will be held by Lender in a standard custodial account and shall constitute additional Collateral for the Loan Obligations and an “Account” as defined in this Agreement, and, upon the occurrence of an Event of Default, may be applied by Lender, in such order and manner as Lender may elect, to the reduction of the Loan Obligations.  Borrower shall not be entitled to any interest earned on such additional Collateral.  Provided that there is no outstanding Default or Event of Default, such additional Collateral which has not been applied to the Loan Obligations will be released by Lender at such time as Borrower provides Lender with evidence that the required Debt Service Coverage Ratio outlined above has been achieved and maintained (without regard to any cash deposited pursuant to this Section) for two (2) consecutive fiscal quarters.

4.           Incorporation of Loan Agreement.  Except as amended herein, the Loan Agreement is in full force and effect and the terms and conditions of the Loan Agreement are incorporated herein by reference.

5.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one the same instrument.

IN WITNESS WHEREOF, Borrowers and Lender have caused this Amendment to be properly executed by their respective duly authorized representatives as of the date first above written.

PLEASE BE ADVISED THAT ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE UNENFORCEABLE UNDER WASHINGTON LAW.

[Signatures on following pages]

IN WITNESS WHEREOF, Borrower and Lender have caused this Amendment to be properly executed by their respective duly authorized representatives as of the date first above written.

CAPMARK BANK, a Utah industrial bank

By:           _/s/ Malana C. Bryant____(Seal)
Name:                      ___ Malana C. Bryant _________
Its:           ____Authorized Signer_________

FRETUS Investors El Paso LP, a Delaware limited partnership

By:           Village Oaks Cielo Vista Investors LLC, a Delaware limited liability company
Its:           General Partner

By:           FRETUS Investors LLC, a Washington limited liability company
Its:           Managing Member

By:           Emeritus Corporation, a Washington corporation
Its:           Administrative Member

By:           /s/ Eric Mendelsohn
Eric Mendelsohn
Its:           Senior Vice President Corporate Development

SCHEDULE A

[List of Borrowers Being Released]

Fretus Investors Houston LLC (Champion Oaks Facility)
Fretus Investors Greenwood LLC (Greenwood Facility)
Fretus Investors San Antonio LLC (Woodbridge Estates Facility)
Fretus Investors Indianapolis LLC (Meridian Oaks Facility).